Exhibit 21.1

FOX FACTORY HOLDING CORP.

Subsidiaries of the Registrant

Company Name	State or Other Jurisdiction of Incorporation or Organization	Name Under Business is Conducted
Fox Factory, Inc.	California	Fox Factory, Inc.
Fox Factory GmbH	Germany	Fox Factory Gmbh